        Audited Consolidated Financial Statements
       Martin Marietta Corporation and Subsidiaries

      As of December 31, 1994 and 1993 and for the three
        years in the period ended December 31, 1994 with Report of Independent Auditors










                              1 of 31

                       Contents

 Report of Independent Auditors  . . . . . . . . . . . . . . . 3

 Audited Consolidated Financial Statements

  Consolidated Statement of Earnings . . . . . . . . . . . . . 4
  Consolidated Balance Sheet . . . . . . . . . . . . . . . . . 5
  Consolidated Statement of Cash Flows . . . . . . . . . . . . 6
  Consolidated Statement of Shareowners' Equity  . . . . . . . 7
  Notes to Consolidated Financial Statements . . . . . . . . . 8












                              2 of 31

          Report of Independent Auditors


Board of Directors and Shareowners
Martin Marietta Corporation

We have audited the accompanying consolidated balance sheet
of Martin Marietta Corporation and subsidiaries as of
December 31, 1994 and 1993, and the related consolidated statements of earnings, shareowners' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of
the Corporation's management.   Our responsibility is to
express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Martin Marietta Corporation and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note M and Note Q to the consolidated financial statements, in 1993 the Corporation changed its methods of accounting for post-retirement and post-employment benefits and income taxes.


Washington, D.C.
January 20, 1995


                              3 of 31

         Martin Marietta Corporation and Subsidiaries

              Consolidated Statement of Earnings

                                                                    Year ended December 31
                                                             1994             1993            1992
                                                                (in millions, except per share)

 Net sales                                                    $9,874            $9,436          $5,954
 Cost of sales, other costs and expenses                       8,896             8,648           5,405
                                                              ----------------------------------------
 Earnings from Operations                                        978               788             549
 Other income and expenses, net                                  209                47              21
                                                              ----------------------------------------
                                                               1,187               835             570
 Interest expense on debt                                        115               110              58
                                                              ----------------------------------------
 Earnings before taxes on income and cumulative
   effect of accounting changes
                                                               1,072               725             512
 Taxes on income                                                 436               275             167
                                                              ----------------------------------------
 Earnings before Cumulative Effect of Accounting
   Changes                                                       636               450             345

 Cumulative effect of changes in accounting for
   post-retirement benefits other than pensions
   and for post-employment benefits                                -              (429)              -
                                                              ----------------------------------------
 Net Earnings                                                 $  636            $   21          $  345
                                                              ========================================

 Net Earnings (Loss) Per Common Share
 Assuming no dilution:
   Before cumulative effect of accounting
     changes                                                   $6.00             $4.25           $3.60
   Cumulative effect of accounting changes                         -             (4.51)              -
                                                              ----------------------------------------
                                                               $6.00            $ (.26)          $3.60
                                                              ========================================

 Assuming full dilution:
   Before cumulative effect of accounting
     changes                                                   $5.05             $3.80           $3.60
   Cumulative effect of accounting changes                         -                 *               -
                                                              ----------------------------------------
                                                               $5.05                 *           $3.60
                                                              ========================================

 *Anti-dilutive

 See accompanying Notes to Consolidated Financial Statements.


                              4 of 31




         Martin Marietta Corporation and Subsidiaries

                  Consolidated Balance Sheet

                                                                                   December 31
                                                                              1994              1993
                                                                                   (in millions)
 Assets
 Current Assets:
   Cash and cash equivalents                                                  $  358            $  373
   Receivables                                                                 1,529             1,435
   Inventories, net                                                              603               359
   Current deferred income taxes                                                 180               239
   Other current assets                                                           90                42
                                                                             -------------------------
 Total Current Assets                                                          2,760             2,448

 Other Noncurrent Assets                                                       1,194               708
 Noncurrent Deferred Income Taxes                                                157               206
 Property, Plant and Equipment, net                                            1,649             1,693
 Cost in Excess of Net Assets Acquired                                         2,074             1,915
 Other Intangibles                                                               704               775
                                                                              ------------------------
                                                                              $8,538            $7,745
                                                                              ========================
 Liabilities and Shareowners' Equity
 Current Liabilities:
   Accounts payable                                                           $  578            $  537
   Other current liabilities                                                     760               572
   Salaries, benefits, and payroll taxes                                         350               334
   Income taxes                                                                  115                49
   Current maturities of long-term debt                                            8               318
                                                                              ------------------------
 Total Current Liabilities                                                     1,811             1,810


 Long-term Debt                                                                1,346             1,479
 Post-retirement Benefit Liabilities                                             783               741
 Customer Deposits                                                               402                 -
 Other Noncurrent Liabilities                                                    825               838



 Shareowners' Equity:
 Series A preferred stock, liquidation preference $50 per
   share                                                                       1,000             1,000
 Common stock, par value $1 a share, authorized 500,000,000
   shares                                                                         96                96
 Additional paid-in capital                                                      132               124
 Retained earnings                                                             2,143             1,657
                                                                              ------------------------
                                                                               3,371             2,877
                                                                              ------------------------
                                                                              $8,538            $7,745
                                                                              ========================
 See accompanying Notes to Consolidated Financial Statements.


                              5 of 31

                  Martin Marietta Corporation and Subsidiaries

                     Consolidated Statement of Cash Flows
                                                                                 Year ended December 31
                                                                          1994             1993           1992
                                                                                   (in millions)

   Cash Flows from Operating Activities
   Net earnings                                                         $   636        $     21         $   345
   Adjustments to reconcile net earnings to net cash provided by operating activities:
       Cumulative effect of changes in accounting for post-
          retirement benefits other than pensions and for post-
          employment benefits                                                 -             429               -
       Depreciation, depletion and amortization                             338             350             226
       Deferred income taxes                                                265              16              12
       Net changes in receivables, inventories and payables                (429)           (273)             73
       Gain - initial public offering                                      (118)              -               -
       Acquisition termination fee                                          (50)              -               -
       Amortization of intangibles                                          113              86              13
       Other items                                                           (2)             11               9
                                                                        ---------------------------------------
   Net Cash Provided by Operating Activities                                753             640             678
                                                                        ---------------------------------------
   Cash Flows from Investing Activities
   Additions to properties, net of purchased operations                    (269)           (215)           (171)
   Net proceeds - initial public offering                                   189               -               -
   Acquisition GE Aerospace                                                   -            (883)              -
   Other acquisition activities, net                                       (125)            (16)            (19)
   (Additions) reductions to investments                                    (16)            109             (19)
   Other                                                                     40              16              15
                                                                        ---------------------------------------
   Net Cash Used for Investing Activities                                  (181)           (989)           (194)
                                                                        ---------------------------------------

   Cash Flows from Financing Activities
   Debt transactions:
       Increase in long-term debt                                             6             700               4
       Repayments and extinguishments of long-term debt                    (451)           (107)           (198)

   Equity transactions:
       Issuances of common stock                                              8              17              20
       Purchases of common stock                                              -               -            (165)

   Dividends:
     Preferred stock                                                        (60)            (45)              -
     Common stock                                                           (90)            (83)            (76)
                                                                        ---------------------------------------
   Net Cash (Used for) Provided by Financing Activities                    (587)            482            (415)
                                                                        ---------------------------------------

   Net (Decrease) Increase in Cash and Cash Equivalents                     (15)            133              69
   Cash and Cash Equivalents at beginning of year                           373             240             171
                                                                        ---------------------------------------
   Cash and Cash Equivalents at end of year                             $   358        $    373          $  240
                                                                        =======================================


   Supplemental Schedule of Investing and Financing Activities
   Non-cash consideration-Acquisition GE Aerospace:
     Assumption of certain payment obligations                          $     -        $    750          $    -
     Issuance of preferred stock                                              -           1,000               -
                                                                        ---------------------------------------
                                                                        $     -        $  1,750          $    -
                                                                        =======================================

   See accompanying Notes to Consolidated Financial Statements.


                              6 of 31

         Martin Marietta Corporation and Subsidiaries

         Consolidated Statement of Shareowners' Equity for years ended December 31

                                                                         Additional                       Total
                                           Preferred        Common        Paid-in        Retained      Shareowners'
                                             Stock          Stock         Capital        Earnings         Equity
                                                                        (in millions)
 Balance at December 31, 1991                    $  -           $50            $212          $1,543          $1,805
 Net earnings                                       -             -               -             345             345
 Cash dividends declared on common
   stock ($.795 a share)                            -             -               -             (76)            (76)
 Stock options exercised, net of stock
   tendered in payment                              -             -              20               -              20
 Other common stock issued                          -             -              16               -              16
 Common stock purchased                             -            (3)           (162)              -            (165)
                                               --------------------------------------------------------------------
 Balance at December 31, 1992                       -            47              86           1,812           1,945

 Net earnings                                       -             -               -              21              21
 Preferred stock issued                         1,000             -               -               -           1,000
 Cash dividends declared on preferred
   stock ($2.25 a share)                            -             -               -             (45)            (45)
 Cash dividends declared on common
   stock ($.87 a share)                             -             -               -             (83)            (83)
 Stock awards and options exercised,
   net of stock tendered in
   payment                                          -             1              22               -              23
 Other common stock issued                          -             -              16               -              16
 Issuance of shares to effect 2-for-1
   stock split                                      -            48               -             (48)              -
                                               --------------------------------------------------------------------
 Balance at December 31, 1993                   1,000            96             124           1,657           2,877

 Net earnings                                       -             -               -             636             636
 Cash dividends declared on preferred
   stock ($3.00 a share)                            -             -               -             (60)            (60)
 Cash dividends declared on common
   stock ($.93 a share)                             -             -               -             (90)            (90)
 Stock awards and options exercised,
   net of stock tendered in
   payment                                          -             -               8               -               8
                                               --------------------------------------------------------------------
 Balance at December 31, 1994                  $1,000           $96            $132          $2,143          $3,371
                                               ====================================================================

 See accompanying Notes to Consolidated Financial Statements.

                              7 of 31

         Martin Marietta Corporation and Subsidiaries

          Notes to Consolidated Financial Statements

                      December 31, 1994



Note A: Accounting Policies

Consolidation Basis

Consolidated financial statements include the accounts of all significant majority-owned subsidiaries of Martin Marietta
Corporation (the "Corporation"). All material intercompany transactions have been eliminated in consolidation.

Certain amounts for the prior periods have been reclassified to conform with the 1994 presentation.

Cash and Cash Equivalents

Cash and cash equivalents are generally comprised of highly liquid instruments with maturities of three months or less when purchased.

As of December 31, book cash balances amounted to net overdrafts of $15 million in 1994 and $44 million in 1993 and are attributable to the float of the Corporation's outstanding checks.

Investments

Investments in associated companies are accounted for by the equity method wherever the Corporation is able to significantly influence operating and financial matters. Other investments are carried at cost less valuation allowances where appropriate.

Revenue Recognition

Long-term, fixed-price contracts generally are accounted for under percentage-of-completion methods, and sales include a proportion of the earnings expected to be realized in the ratio that costs incurred bear to estimated total costs. Sales are recorded on cost-type contracts as costs are incurred. Under all other contracts, sales are recorded when deliveries are made or as work is performed.







                              8 of 31

     Martin Marietta Corporation and Subsidiaries

  Notes to Consolidated Financial Statements (continued)




Note A: Accounting Policies (continued)

Revenue Recognition (continued)

Contracts and programs in progress are reviewed quarterly, and sales and earnings are adjusted in current accounting periods based on revisions in contract value and estimated costs at completion. Performance incentives are incorporated in certain contracts that provide for increased or decreased earnings based on performance to established targets. Incentives based upon cost performance are recorded currently, and other incentives and awards are recorded when the amounts reasonably can be estimated or are awarded. Provisions for estimated losses on contracts and programs are recorded when identified.

Sales for the Atlas launch vehicle program, which vehicles are sold principally to customers, including the U.S.
Government, on commercial terms ("Commercial Atlas"), are recorded upon delivery of launch services. Cost of sales attributable to each launch is determined under the program average cost method.

Martin Marietta Materials, Inc. (" Materials") sales are recorded upon shipment of products or performance of services.

Inventories

Inventories are stated at the lower of cost or market. Costs on contracts and programs in progress represent recoverable costs incurred for production, research and development and selling, general and administration, less amounts attributed to cost of sales, generally under percentage-of-completion accounting methods. Costs for the Commercial Atlas program represent recoverable costs incurred for production, less amounts attributable to cost of sales, under the program average cost method. General and administrative costs related to the Commercial Atlas program are expensed as incurred. Costs of other product and supply inventories are principally determined by the first-in, first-out (FIFO) method.

Properties and Depreciation

Property, plant and equipment, including capital leases, are carried at cost, including interest cost capitalized during construction on significant capital programs.

Depreciation and amortization of properties are computed over estimated service lives generally using accelerated methods, except for Materials and other businesses that utilize the straight-line method. Depletion of mineral deposits is calculated over estimated recoverable quantities by the unit-of-production method.

                              9 of 31

           Martin Marietta Corporation and Subsidiaries

Note A: Accounting Policies (continued)

Intangible Assets

Costs in excess of net assets acquired ("goodwill") are amortized ratably over appropriate periods ranging from 20 to 40 years. Other intangibles represent amounts assigned principally to the value of programs acquired and are amortized over periods not to exceed 15 years.

The carrying values of intangible assets are reviewed if the facts and circumstances indicate impairment of their carrying value. Any impairment in the carrying value of such intangibles is recorded when identified.

Income Taxes

Current income tax provisions represent estimated amounts payable or recoverable for each year after adjustments for permanent differences. Deferred income tax provisions represent the tax effect of all significant temporary differences between financial statements and income taxes.

Research and Development and Similar Costs

Research and development and similar costs are charged to operations as incurred unless reimbursable under specific contractual arrangements. Independent research and development, systems studies, other concept formulation studies and bid and proposal work relating to government contracts represent a major portion of these expenses. Such amounts are allocated when appropriate to government contracts through overhead under government-mandated cost accounting procedures.

Preoperating costs are generally charged to operations as incurred, except that such costs for significant new products or services and start-up costs of certain facilities may be deferred for amortization over periods not to exceed five years.

Earnings Per Common Share

Earnings per share are based on the weighted average number of common shares outstanding during the year.

Earnings per share, assuming no dilution, were computed in 1994 and 1993 based on net earnings less the dividend requirement of preferred stock. The weighted average number of common shares outstanding assuming no dilution were approximately 95,929,000 in 1994, 95,347,000 in 1993 and
95,869,000 in 1992.



                             10 of 31

           Martin Marietta Corporation and Subsidiaries

Note A: Accounting Policies (continued)

Earnings Per Common Share (continued)

Fully diluted earnings per share in 1994 and 1993 assumed that the average number of common shares was increased by the conversion of preferred stock. The weighted average number of common shares outstanding, assuming full dilution, was approximately 125,935,000 in 1994, 118,347,000 in 1993 and
95,869,000 in 1992.


Note B: Pending Combination with Lockheed Corporation

On August 29, 1994, the Corporation, Lockheed Corporation ("Lockheed") and Lockheed Martin Corporation ("Lockheed
Martin", formerly Parent Corporation) (collectively, "the
Companies") entered into an Agreement and Plan of Reorganization whereby the Companies would merge through an exchange of stock (the "Combination"). On January 11, 1995, the Federal
Trade Commission ("FTC") announced it would not challenge the Combination based upon a provisionally accepted Consent Order that is subject to final review at the expiration of a public comment period on March 28, 1995. Under the terms of the Consent Order, among other things, the Companies will be prohibited from enforcing the exclusivity provisions of certain teaming arrangements with other parties, from sharing non-proprietary information about competitors between certain components of the Companies, and from modifying any of the Companies' products in a discriminatory manner. The Combination is subject to, among other things, the the approvals of the shareholders of the Corporation and Lockheed.

It is anticipated that the Combination, which is expected to close in the first quarter of 1995, will constitute a tax-free reorganization and qualify for the pooling of interests method of accounting. Under this accounting method, the assets and liabilities of the Corporation and Lockheed will be carried forward to Lockheed Martin at their historical recorded bases. Results of operations of Lockheed Martin for 1995 will include the results of both the Corporation and Lockheed for the entire fiscal year. When consummated, the reported balance sheet amounts and results of operations of the separate corporations for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the combined balance sheets and results of operations for Lockheed Martin. The managements of Lockheed and the Corporation currently estimate that costs and expenses which are expected to be incurred in connection with consummating the Combination and integrating the operations of Lockheed and the Corporation could total approximately $850 million (see Note L).

Under the terms of the Agreement, each outstanding share of the Corporation's Common Stock will be converted into the right to receive one share of Lockheed Martin Common Stock and each outstanding share of Lockheed Common Stock will be converted into the right to receive 1.63 shares of Lockheed Martin Common Stock. In addition, each outstanding share of the Corporation's Series A Preferred Stock, all of which is held by

                             11 of 31

           Martin Marietta Corporation and Subsidiaries

Note B: Pending Combination with Lockheed Corporation (continued)

General Electric Company ("GE") subject to a Standstill Agreement (see Note H), will be converted into the right to receive one share of Lockheed Martin Series A Preferred Stock. On August 29, 1994, the Corporation, Lockheed Martin and GE entered into an agreement which modifies the Standstill Agreement to anticipate the conversion of shares from the Corporation to Lockheed
Martin. The Lockheed Martin Preferred Stock is essentially the same as to terms and convertibility, and if converted, would represent approximately 13% of the shares of Lockheed Martin common stock after giving effect to such conversion.

The Corporation and Lockheed have entered into a Confidentiality and Standstill Agreement. Among other things, this agreement protects the confidentiality of information shared between the Corporation and Lockheed, and prohibits until March 29, 1997 the acquisition by one party of any voting securities of the other party or participation in ther solicitation of proxies and shareowner proposals other than those required to effect the Combination.

The following unaudited pro forma financial information presents the results of operations of Lockheed Martin for the years ended December 31, 1994, 1993 and 1992, as if the Combination had been consummated on January 1, 1992. The pro forma amounts displayed below primarily reflect the elimination of intercompany transactions and assume that any impact of conforming accounting policies is insignificant. This pro forma information does not purport to be indicative of actual or future results of operations that would have occurred or will occur upon consummation of the Combination or further analysis regarding conforming of accounting policies.

Pro Forma Information (unaudited)
                                                1994       1993       1992
                                              (in millions, except per share)

Net sales                                      $22,915    $22,376     $15,925


Earnings before cumulative effect of
     accounting changes                        $ 1,061    $   865     $   678


Earnings per share before cumulative
     effect of accounting changes, assuming
     full dilution                             $  4.61    $  3.91     $  3.46


The 1992 information presented above excludes the cumulative effect of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions" , and SFAS No. 112, "Employers' Accounting for Post-employment Benefits", which would reduce earnings by $1.06 billion, or $5.41 per share. This cumulative effect includes the impact of conforming the Corporation's historical 1993 adoption to that of Lockheed.

                             12 of 31

      Martin Marietta Corporation and Subsidiaries

Note C: Acquisition of GD Space Systems and Business Combination with GE Aerospace

On May 1, 1994, the Corporation completed its acquisition for cash of the Space Systems division of General Dynamics Corporation (the "Space Systems division"). This transaction was accounted for under the purchase method of accounting, wherein goodwill of approximately $213 million was recognized by the Corporation. Goodwill is being amortized over a 20-year period. Operations of the Space Systems division have been included in the consolidated financial statements from the closing date. Pro forma financial data related to this transaction has not been presented based on materiality considerations.

On November 22, 1992, the Corporation entered into a Transaction Agreement with General Electric Company to combine the aerospace and certain other businesses of GE (collectively, the "GE Aerospace businesses") with the businesses of the Corporation in the form of affiliated corporations. The transaction (the "GE Transaction") was consummated on April 2, 1993, and GE Aerospace operations have been included in the consolidated financial statements since that date. If the GE Transaction were presented on an unaudited pro forma basis as if it had occurred as of January 1, 1993, the Corporation's 1993 net sales would increase by approximately
$1 billion and earnings before the cumulative effect of accounting changes would increase by less than 3%.

The exchange consideration of approximately $3 billion for the GE Transaction consisted of cash, preferred stock, retention by GE of certain accounts receivable and the assumption of payment obligations related to certain GE indebtedness. The GE Transaction was accounted for under the purchase method of accounting, wherein approximately $1.9 billion in goodwill was recognized by the Corporation after recording approximately $700 million in other intangibles (representing the estimated fair-market value of certain assets) and other purchase adjustments necessary to allocate the purchase price to the value of assets acquired and liabilities assumed. Goodwill is being amortized over a 40-year period, and other intangibles are being amortized over a 15-year period.

                             13 of 31

      Martin Marietta Corporation and Subsidiaries

Note D: Receivables
                                                                              1994             1993
                                                                                   (in millions)
 Receivables under long-term contracts:
  United States Government:
     Amounts Billed                                                           $  349            $  332
     Unbilled costs and accrued profits                                          716               750
     Amounts withheld, due upon completion of contracts                           79                43
                                                                              ------------------------
                                                                               1,144             1,125

  Other customers:
     Amounts billed                                                              106               106
     Unbilled costs and accrued profits                                          354               290
                                                                              ------------------------
 Total receivables under long-term contracts                                   1,604             1,521
 Less noncurrent amounts                                                         205               198
                                                                              ------------------------
                                                                               1,399             1,323
 Other Activities:
  Commercial accounts receivable                                                  77                85
  Notes and other current receivables                                             57                43
                                                                              ------------------------
                                                                               1,533             1,451
 Less allowances                                                                   4                16
                                                                              ------------------------
 Total                                                                        $1,529            $1,435
                                                                              ========================

 Unbilled costs and accrued profits are billed on the basis of contract terms and delivery schedules. Amounts billable after one year are included in other noncurrent assets.

Note E: Inventories
                                                                              1994           1993
                                                                                 (in millions)
 Costs on contracts and programs in progress                                 $1,745          $1,284
 Less:  progress payments                                                       493             830
        noncurrent amounts                                                      729             169
                                                                              ---------------------
                                                                                523             285

 Other inventories                                                               80              74
                                                                               --------------------
 Total                                                                         $603         $   359
                                                                               ====================

                             14 of 31

    Martin Marietta Corporation and Subsidiaries

Note E: Inventories (continued)

According to the provisions of certain U.S. Government contracts, the customer has title to, or a security interest in, inventories for contracts and programs in progress of approximately $384 million for 1994 and $310 million for 1993.

Selling, general and administrative costs in connection with production under long-term government contracts were charged to inventories as incurred in the amounts of $406 million in 1994 and $377 million in 1993. The estimated amounts remaining in inventories were $83 million at December 31, 1994, and $75 million at December 31, 1993.

At December 31, 1994, the Space Systems division had customer deposits of approximately $1.2 billion which primarily represent advance payments from its Atlas program customers.
In the Corporation's consolidated balance sheet, costs on contracts and programs in progress are offset by related customer deposits of $593 million at December 31, 1994. Customer deposits, at year-end 1994, of $188 million and $402 million are classified as current and noncurrent liabilities, respectively.

Costs on contracts and programs in progress at December 31, 1994 and 1993, did not include any significant amounts of production costs or other deferred costs or claims and similar items subject to uncertainty concerning their realization.

Note F: Property, Plant and Equipment

                                                                              1994            1993
                                                                                 (in millions)
 Land                                                                          $   193           $  195
 Mineral deposits                                                                   45               39
 Buildings                                                                         808              837
 Machinery and equipment                                                         2,784            2,734
                                                                               ------------------------
                                                                                 3,830            3,805
 Less allowances for depreciation, depletion
   and amortization                                                              2,181            2,112
                                                                               ------------------------
 Total                                                                         $ 1,649           $1,693
                                                                               ========================


                             15 of 31

      Martin Marietta Corporation and Subsidiaries

 Note G: Debt

                                                                                1994            1993
                                                                                    (in millions)
Long-term debt:
 Payment obligations assumed                                                   $  310           $  622
 9-1/2% Notes                                                                       -              125
 8-1/2% Notes due 1996                                                            100              100
 9% Notes due 2003                                                                100              100
 6-1/2% Notes due 2003                                                            400              400
 7% Debentures due 2011                                                           103              101
 7-3/8% Debentures due 2013                                                       150              150
 7-3/4% Debentures due 2023                                                       150              150
 Other notes and obligations                                                       41               49
                                                                               -----------------------
 Total                                                                          1,354            1,797
 Less current maturities                                                            8              318
                                                                               -----------------------
 Long-term debt                                                                $1,346           $1,479
                                                                               =======================


Payment obligations assumed as part of the exchange consideration for the GE Transaction relate to certain GE indebtedness. The payment obligations outstanding at December
31, 1994 mature in 1996 and carry an effective interest rate of 5.025%.

In February 1994, the $125 million of 9-1/2% notes were defeased in substance (see Note N).

The 6-1/2% Notes, 7-3/8% Debentures, 8-1/2% Notes and 9% Notes are not redeemable prior to maturity. The 7-3/4% Debentures may not be redeemed by the Corporation prior to April 15, 2003, but on or after that date may be redeemed by the Corporation at specified redemption prices.

The 7% Debentures were sold at 53.835% of their principal amount of $175 million in 1981. These debentures are carried net of original issue discount, which is being amortized by the interest method over the life of the issue. The effective interest rate is 13-1/4%. The debentures are redeemable in whole or in part at the Corporation's option at any time at 100% of their principal amount.

Maturities of long-term debt during the five-year period ending
December 31, 1999, are $8 million  in 1995, $416 million in
1996, and $1 million in each year from 1997 through 1999.

                             16 of 31

     Martin Marietta Corporation and Subsidiaries

Note G: Debt (continued)

The independently determined aggregate market value of the Corporation's outstanding debt was lower than book value by approximately $30 million at December 31, 1994 and approximately $117 million above book value at December 31, 1993.

Interest payments were $124 million in 1994, $97 million in 1993 and $61 million in 1992. Interest expense on debt was net of capitalized interest of $3 million in 1994 and 1993, and $4 million in 1992.

As of December 31, the Corporation has issued performance-related standby letters of credit totalling $99 million in 1994 and $94 million in 1993 supporting obligations under certain long-term and other contracts.

Martin Marietta Technologies, Inc., a wholly owned subsidiary of the Corporation ("Technologies"), has a $800 million revolving credit facility guaranteed by the Corporation which expires on March 31, 1996. This borrowing facility may be used for general corporate purposes. Under this credit facility, the Corporation is subject to limitations on its financial leverage and a minimum coverage ratio requirement as defined by the agreement. At December 31, 1994, the Corporation had no borrowings under this credit facility. If the proposed merger with Lockheed is consummated, the Corporation's existing credit facility will be terminated prior to consummation of the merger and Lockheed Martin will obtain its own credit facility.

The financing agreements of the Corporation and its subsidiaries contain certain restrictive covenants, including requirements for limitations on encumbrances and on sale and lease-back transactions.


Note H: Shareowners' Equity

The authorized capital structure of the Corporation includes 30,000,000 shares of Preferred Stock with par value of $1 a share, none of which is outstanding, and 20,000,000 shares of Series A Preferred Stock with par value of $1 a share (liquidation preference $50 per share). Dividends are cumulative and paid at an annual rate of $3.00 per share or 6%. As part of the consideration for the GE Transaction, the Corporation issued to GE all of the authorized and outstanding shares of Series A Preferred Stock of the Corporation, which shares are convertible into approximately 23% of the shares of the Corporation's common stock after giving effect to such conversion, and have an aggregate liquidation preference of $1 billion. The Series A Preferred Stock is nonvoting except in special circumstances, including the approval of the Combination. The Series A Preferred stock is held under a Standstill Agreement. Among other things, the Standstill

                             17 of 31

      Martin Marietta Corporation and Subsidiaries

Note H: Shareowners' Equity (continued)

Agreement imposes certain limitations on either the increase or disposal of GE's interest in voting securities of the Corporation, on GE's solicitation of proxies and shareowner proposals, on GE's voting of its shares and on GE's ability to place or remove members of the Corporation's Board of Directors. In addition, the Standstill Agreement requires the Corporation to recommend to its shareholders the election of persons designated by GE to serve as directors of the Corporation.

In 1993, the Board of Directors authorized the repurchase of approximately 32.4 million shares of the Corporation's common stock for use in connection with the Corporation's Amended Omnibus Securities Plan, Performance Sharing Plan and for general corporate purposes. No share repurchases were made by the Corporation during either 1994 or 1993.

During 1994, the Corporation adopted a Stockholder Rights
Plan pursuant to which the Corporation distributed one Common Stock Purchase Right with respect to each share of its Common Stock outstanding as of the close of business on September 9, 1994, and to each additional share issued thereafter. The Rights are not exercisable except upon the occurrence of certain events described in the Rights Agreement. When exercisable, each Right will entitle the holder to purchase one share of Common Stock (or other shares, securities or property, as the case may be, of equivalent value) at an exercise price of $190.00 per share. The Rights are redeemable at $0.01 per Right. The Rights will expire immediately prior to consummation of the Combination (see Note B), or, if the Combination is not consummated, on September 9, 2004, unless extended by the Corporation.

The Corporation contributed 228,000 shares in 1993 and 311,000 shares in 1992 of its common stock to the Corporation's
Performance Sharing Plan for Salaried Employees in accordance with provisions set forth in that plan.

Under Maryland General Corporation Law, shares of common stock reacquired by a corporation constitute unissued shares. For financial reporting purposes, reacquired shares are recorded as reductions to issued common stock and to additional paid-in capital. At December 31, 1994, retained earnings were unrestricted.


                             18 of 31

     Martin Marietta Corporation and Subsidiaries

Note I: Contingencies

In the opinion of management and counsel, the probability is remote that the outcome of litigation and other proceedings, including those pertaining to environmental matters (see Analysis of Financial Condition and Operating Results, Environmental Matters) relating to the Corporation and its subsidiaries, will have a material adverse effect on the results of the Corporation's operations or its financial position.


Note J: Martin Marietta Technologies, Inc.

The Corporation has guaranteed payment of certain debt obligations of Technologies which are registered with the Securities and Exchange Commission ("SEC"). The total of such guarantees was approximately $1 billion at December 31, 1994. In accordance with SEC disclosure requirements, summarized financial information for Technologies and its consolidated subsidiaries follows:

                                                                             As of December 31
                                                                            1994            1993
                                                                               (in millions)
 Current assets                                                             $1,603           $1,585
 Noncurrent assets                                                           4,033            3,163
 Current liabilities                                                           868              825
 Long-term debt                                                              1,036            1,161
 Other noncurrent liabilities                                                1,362              886
 Shareowner's equity                                                         2,370            1,876

                                                                           Year ended December 31
                                                                            1994            1993
                                                                               (in millions)

 Net sales                                                                  $5,570           $5,628
 Earnings from operations                                                      637              583
 Earnings before cumulative effect of accounting changes                       494              358
 Cumulative effect of accounting changes                                         -             (427)
 Net earnings (loss)                                                           494              (69)


As of December 31, 1994, there were no restrictions on dividends or other distributions between Technologies and the Corporation.

                             19 of 31

      Martin Marietta Corporation and Subsidiaries

Note K: Leases

Total rental expense for all operating leases was $166 million in 1994, $145 million in 1993 and $83 million in 1992.

Future minimum rental commitments for all noncancelable operating leases are: $110 million for 1995, $82 million for 1996, $60 million for 1997, $47 million for 1998, $40 million for 1999 and $102 million for later years.

Note L: Stock Option and Award Plans

                                              Number of Shares                     Option Price
                                         Available         Options           Per Share            Total
                                         for Grant       Outstanding           Range               (in
                                                                                                millions)
 Year 1993:
   January 1                                 97,978        3,411,050      $11.665-$29.250           $  86
   Additions                              2,095,300                -                   -                -
   Options granted                       (1,217,600)       1,217,600       40.375-44.500               49
   Awards granted                          (170,000)               -                   -                -
   Exercised                                      -         (803,850)      11.665-29.250              (20)
   Canceled                                   8,800           (8,800)      19.938-40.375                -
   Expired                                        -           (3,600)      19.938-29.250                -
                                          ----------------------------------------------------------------
   December 31                              814,478        3,812,400      $19.750-$44.500            $115
                                          ----------------------------------------------------------------

 Exercisable at December 31                                1,490,800

 Year 1994:
   January 1                                814,478        3,812,400      $19.750-$44.500            $115
   Additions                              2,119,116                -                   -                -
   Options granted                       (1,353,650)       1,353,650       44.500-44.875               61
   Awards granted                            (5,000)               -                   -                -
   Exercised                                      -         (575,900)      19.750-40.375              (15)
   Canceled                                  57,000          (57,000)      25.750-44.875               (2)
   Expired                                        -           (7,700)      19.938-29.250                -
                                          ----------------------------------------------------------------
   December 31                            1,631,944        4,525,450      $19.750-$44.875            $159
                                          ----------------------------------------------------------------

 Exercisable at December 31                                1,963,700


Under the Corporation's Amended Omnibus Securities Award Plan (Omnibus Plan), employees of the Corporation may be granted stock-based incentive awards, including options to purchase common stock, stock appreciation rights, restricted stock or other stock-based incentive awards. These awards may be granted either singly or in combination with other awards. The number of shares of stock available for awards for

                             20 of 31

    Martin Marietta Corporation and Subsidiaries

Note L: Stock Option and Award Plans (continued)

each year in the period 1993 through 1996 shall not exceed
1.7% of the shares of common stock outstanding on December 31 of the previous year. The Omnibus Plan further provides that for the years 1993, 1994 and 1995, an additional 0.5% of the shares of common stock outstanding on December 31 of the previous year may be granted if a corresponding percentage decrease in shares available for award is made the following year. Effective with the adoption of the Omnibus Plan in 1992, no further grants of options, stock appreciation rights or restricted stock could be made under any of the Corporation's prior plans. However, all outstanding grants and awards under those prior plans remain in effect in accordance with their terms.

Under the Omnibus Plan, the Corporation grants options to purchase its common stock at a price equal to the market value at the date of grant. These options become exercisable in three equal annual installments beginning one year after date of grant and expire 10 years from such date. The Omnibus
Plan allows the Corporation to provide for financing of purchases, subject to certain conditions, by interest-bearing notes payable to the Corporation.

Prior stock option plans included the same grant pricing, vesting and expiration terms as the Omnibus Plan. The 1984 Plan allows the Corporation to provide for financing of purchases, subject to certain conditions, by interest-bearing notes payable to the Corporation.

The 1984 Plan included stock appreciation rights granted simultaneously in equal number with the grant of stock options. These rights may be exercised independently of the options and entitle a grantee to receive in cash an amount equal to a percentage of the increase in the market value of the Corporation's common stock.

The Omnibus Plan provides for the award and issuance of common stock at par value subject to certain restrictions for a specified period of time. A total of 5,000 restricted shares in 1994 and 170,000 restricted shares in 1993 were awarded under the Omnibus Plan. Under the awards outstanding, participants are entitled to cash dividends and to vote their respective shares, but they are prohibited from selling or transferring shares during a restricted period.

Under the terms of some of these, and other cash award plans, consummation of the Combination will result in the acceleration of payment of certain benefits that would otherwise have been payable over time, early vesting of certain benefits that would otherwise not be fully vested, and the use of modified formulae for calculating the amounts of such benefits,


                             21 of 31

        Martin Marietta Corporation and Subsidiaries

    Notes to Consolidated Financial Statements (continued)




Note L: Stock Option and Award Plans (continued)

the effect of which has been included in the estimated costs and expenses to be incurred in connection with consummating the Combination. In addition, the Agreement and Plan of Reorganization provides for each outstanding stock option, stock appreciation right and other stock-based incentive award to be converted into a similar instrument of Lockheed Martin upon consummation of the Combination.


Note M: Post-Employment Benefit Plans

The Corporation and its consolidated subsidiaries sponsor a number of retirement plans that cover substantially all employees. Defined benefit plans for salaried and certain hourly employees provide benefits based on employees' years of service and average compensation, for a specified period of time before retirement. Defined benefit plans for other hourly employees generally provide benefits of stated amounts for specified periods of service.

The Corporation's accounting for defined benefit pension plans complies with three principal standards: the Employee Retirement Income Security Act of 1974 as amended (ERISA), which in conjunction with the Internal Revenue Code, determines legal minimum and maximum deductible funding requirements; U.S. Government Cost Accounting Standards (CAS), which in conjunction with Federal Acquisition Regulations, establish rules for determining and measuring contractors' pension costs; and Statement of Financial Accounting Standards No. 87, Employers Accounting for Pensions (SFAS
No. 87), which establishes rules for financial reporting.
The latter requires recognition of actuarial values on a "termination" rather than an "ongoing" basis and specifies that certain key actuarial assumptions be adjusted annually to reflect current, rather than long-term, trends in the economy.

Consistent with the requirements of ERISA and CAS, it is the Corporation's funding policy to stabilize annual contributions as a percentage of payroll by utilizing the entry-age-normal actuarial cost method, with assumptions selected on the basis of long-term trends.

On December 31, 1994, retirement plan assets, which are held in a master trust, were invested principally in listed stocks and bonds and cash equivalents.

                             22 of 31

       Martin Marietta Corporation and Subsidiaries

Note M: Post-Employment Benefit Plans (continued)


The net pension cost of the Corporation's defined benefit plans includes the following components:


                                                                   1994         1993           1992
                                                                            (in millions)

 Service cost-benefits earned during the year                       $195           $165          $116
 Interest cost                                                       311            273           183
 Net amortization and other components                              (327)           112          (114)
 Actual return on assets                                             (14)          (403)          (76)
                                                                   ----------------------------------
 Net pension cost                                                   $165           $147          $109
                                                                   ==================================

 Assumptions used as of December 31:
 Plan discount rates                                                8.25%          7.5%       6.3-7.5%
 Rates of increase in future compensation levels                     5.5%          6.0%           6.0%
 Expected long-term rate of return on assets                        8.75%          8.75%          8.0%


 The following table sets forth the defined benefit plans' funded status and amounts recognized in the Corporation's consolidated balance sheet as of December 31:

                                                                               1994            1993
                                                                                 (in millions)
 Plan assets at fair value                                                    $4,026           $4,049
                                                                              =======================
 Actuarial present value of benefit obligations:
  Vested                                                                       3,358            3,377
  Non-vested                                                                      53               66
                                                                              -----------------------
 Accumulated Benefit Obligation (ABO)                                         $3,411           $3,443
                                                                              =======================
 Projected Benefit Obligation (PBO)                                           $4,155           $4,241
                                                                              =======================

 Reconciling Items:
 Assets in excess of ABO                                                      $  615           $  606
 Effect of estimated future pay increases                                       (745)            (798)
                                                                              -----------------------

 Assets less than PBO                                                           (129)            (192)
 Unrecognized prior-service cost                                                 357               64
 Unrecognized net assets                                                         (33)             (37)
 Unrecognized (gain) loss                                                       (138)             217
                                                                              -----------------------
 Prepaid pension cost                                                         $   57           $   52
                                                                              =======================


                             23 of 31

       Martin Marietta Corporation and Subsidiaries

Note M: Post-Employment Benefit Plans (continued)

Certain health care and life insurance benefits are provided to eligible retirees by the Corporation or its consolidated subsidiaries. These benefit plans are funded by the Corporation through several trusts. For recently retired participants, the health benefits generally provide for cost sharing through participant contributions and copayments. For salaried employees who retired after 1992, there is an annual limit on the Corporation's contribution per participant.

The Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions" (SFAS No. 106), effective January 1, 1993. SFAS No. 106 requires that the cost of certain post-retirement benefits be recognized under an accrual method of accounting instead of the prior practice of expensing the cost of such benefits as paid. The Corporation elected to expense, in the first quarter of 1993, the liability accumulated through 1992 due to the change in accounting method. This one-time transition obligation of $656 million resulted in an after-tax charge to net income of $412 million in the first quarter of 1993. The Corporation's policy is to fund amounts that are consistent with the expense accrual under SFAS No. 106, including an amortization payment for the transition obligation.

Since 1988, the Corporation has made contributions to the irrevocable trusts established to pay future health benefits to eligible retirees and dependents. On December 31, 1994, plan assets were invested principally in listed stocks and bonds and cash equivalents.

The net periodic post-retirement benefit cost for the years ending December 31 included the following components:


                                                                                1994           1993
                                                                                   (in millions)
   Service cost-benefits earned during the year                                  $30            $23
   Interest cost                                                                  83             69
   Net amortization and other components                                         (16)            12
   Actual return on assets                                                        (2)           (30)
   Curtailment gain                                                              (21)             -
                                                                                -------------------
   Net periodic cost                                                             $74            $74
                                                                                ===================

   Assumptions used as of December 31:
   Discount rate                                                                8.25%           7.5%
   Expected long-term rate of return on assets                                  8.75%           8.75%




                             24 of 31

       Martin Marietta Corporation and Subsidiaries

Note M: Post-Employment Benefit Plans (continued)

The trend rate assumption for health care inflation is 7.5% for 1995, trending down to 4.5% by 2001. The assumptions also include the impact of Medicare cost-sharing provisions which, when used in conjunction with the health care inflation rate, yields an effective health care cost-trend rate of approximately 10%.

Prior to 1993, the Corporation recognized the costs of retiree health benefits on a claims-paid basis. These costs were $33 million in 1992.

The following table sets forth the post-retirement health care plans' funded status and estimated amounts recognized in the Corporation's consolidated balance sheet as of December 31:

                                                                                  1994             1993
                                                                                        (in millions)
  Plan assets at fair value                                                    $   274          $   280
                                                                               ========================
  Actuarial present value of benefit obligations:
  Active employees, eligible to retire                                         $   200         $     67
  Active employees, not eligible to retire                                         193              314
  Former employees                                                                 690              744
                                                                               ------------------------

  Accumulated Projected Benefit
  Obligation (APBO)                                                             $1,083           $1,125
                                                                               ========================

  Assets less than APBO                                                        $   809          $   845
  Unrecognized prior-service cost (gain) loss                                      (56)               7
  Unrecognized loss (gain)                                                          30             (111)
                                                                               ------------------------
  Post-retirement benefit liability                                            $   783          $   741
                                                                               ========================



A 1% increase in the health care cost trend rate would increase the APBO by approximately 9.6%, and would increase the sum of the service cost and interest cost by approximately 11.1%.

The Corporation adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Post-employment Benefits" (SFAS No. 112) in 1993. SFAS No. 112 requires that the cost of certain post-employment benefits be recognized under an accrual method of accounting instead of the current practice of expensing the cost of such benefits as paid. The effect of this change in accounting method resulted in a one-time,


                             25 of 31

   Martin Marietta Corporation and Subsidiaries

Note M: Post-Employment Benefit Plans (continued)

after-tax charge to net income of $17 million in 1993.  At
December 31, a liability for post-employment benefits of $27 million in 1994 and $28 million in 1993 is included in other noncurrent liabilities.


 Note N: Other Income and Expenses

                                                       1994               1993               1992
                                                                      (in millions)

      Gain - initial public offering                    $   118           $     -            $     -
      Minority interest                                     (10)                -                  -
      Acquisition termination fee                            50                 -                  -
      Royalty income                                         57                32                 10
      Miscellaneous, net                                     (6)               15                 11
                                                        --------------------------------------------
      Total                                             $   209           $    47            $    21
                                                        ============================================


In February 1994, Materials sold through an initial public offering approximately 8.8 million shares of its common stock. After the public sale, Technologies owns approximately 81% of the outstanding stock of Materials. Minority interest of $71 million is included in other noncurrent liabilities at December 31, 1994. A portion of the proceeds from the offering was used to defease in substance $125 million of 9.5% Notes. Technologies recognized a pretax gain, net of a loss on debt defeasance, of $118 million from the Materials' initial public offering. The net after-tax gain from these transactions was $70 million, or 56 cents per share fully diluted.

During March 1994, the Corporation entered into an Agreement and Plan of Merger with Grumman Corporation and made an offer to purchase for cash all outstanding shares of common stock of Grumman Corporation. Subsequently, Grumman reached agreement with and accepted Northrop Corporation's competing offer to purchase its outstanding common shares. In April 1994, the Corporation received $50 million plus reimbursement of expenses from Grumman pursuant to the termination provisions of the Agreement and Plan of Merger.


Note O: Selling, General and Administrative Expenses

Selling, general and administrative expenses included in cost of sales, other costs and expenses were $530 million for 1994, $500 million for 1993 and $406 million for 1992.

                             26 of 31

      Martin Marietta Corporation and Subsidiaries

Note P: Research and Development

Research and development expenses included in cost of sales, other costs and expenses were $243 million in 1994, $280 million in 1993 and $200 million in 1992, and included independent research and development, systems studies, other concept formulation studies and bid and proposal work related to government contract products and services.


Note Q: Taxes on Income

Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standard No. 109, "Accounting for
Income Taxes", (SFAS No. 109). The impact of adopting this standard on the Corporation's earnings and financial position was not material. Prior years' financial statements have not been restated to apply the provisions of SFAS No. 109. Income taxes for 1992 are based on pretax financial statement income in accordance with Accounting Principles Board Opinion No. 11.




                                                     1994               1993              1992
                                                                    (in millions)
 Federal income taxes:
   Current                                              $149              $231               $135
   Deferred                                              221                12                 10
                                                       ------------------------------------------
      Total federal income taxes                         370               243                145
 State income taxes:
   Current                                                16                25                 20
   Deferred                                               44                 4                  2
                                                       ------------------------------------------
      Total state income taxes                            60                29                 22
 Foreign income taxes                                      6                 3                  -
                                                       ------------------------------------------
 Total income taxes provided                            $436              $275               $167
                                                       ==========================================


                             27 of 31

      Martin Marietta Corporation and Subsidiaries

Note Q: Taxes on Income (continued)

The Corporation's effective income tax rate varied from the statutory United States income rate because of the following tax differences:


                                                 1994              1993               1992
                                                               (in millions)

 Statutory tax rate                              35.0%             35.0%               34.0%
 Increase (reduction) in tax rate from:
  State income taxes                              3.6               2.6                  2.8
  Nondeductible amortization                      1.7               1.4                    -
  Deferred tax reversal                             -                 -                 (1.3)
  Other items                                     0.4              (1.1)                (2.9)
                                                 -------------------------------------------
                                                  5.7               2.9                 (1.4)
                                                 -------------------------------------------
 Effective tax rate                              40.7%             37.9%                32.6%
                                                 ===========================================

 The components of the provision for deferred income taxes for the years ended December 31 were as follows:



                                                        Liability        Liability          Deferred
                                                          Method           Method            Method
                                                           1994             1993              1992
                                                                      (in millions)


 Deferral of profits on long-term contracts                 $110              $42              $(1)
 Tax depreciation and amortization                            66                2               (9)
 Employee benefits                                           (30)             (64)               8
 Financial reserves                                          128               47               13
 Other items                                                  (9)             (11)               1
                                                            --------------------------------------
                                                            $265              $16              $12
                                                            ======================================



Deferred income taxes on the consolidated balance sheet reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Corporation does not believe a valuation allowance is required at December 31, 1994 or 1993.


                             28 of 31

    Martin Marietta Corporation and Subsidiaries

Note Q: Taxes on Income (continued)

The primary components of the Corporation's deferred income tax assets and liabilities at December 31 were as follows:



 Deferred assets (liabilities)
                                                                             1994              1993
                                                                                  (in millions)

 Deferral of profits on long-term contracts                                  $133              $202
 Property, plant and equipment and intangible assets                         (353)             (287)
 Employee benefits                                                            360               330
 Financial reserves                                                           103               122
 Other items                                                                   94                78
                                                                             ----------------------
                                                                             $337              $445
                                                                             ======================

For tax purposes, profits on long-term contracts are reported on the completed contract method for contracts entered into prior to March 1, 1986, and on the percentage-of-completion capitalized cost method for contracts entered into thereafter. The amounts also include the effect of the tax deduction of certain costs on contracts and programs in progress inventories.

Deferred income taxes relating to contracts are classified as current if the related contract is expected to be completed within the following year; otherwise, they are classified as noncurrent.

Income tax payments were $136 million in 1994, $261 million in 1993 and $183 million in 1992.


                             29 of 31

    Martin Marietta Corporation and Subsidiaries

Note R: Industry Segments

                                                                                       Depreciation,
                           Assets Employed             Property Additions         Depletion, Amortization
                      1994      1993       1992      1994     1993    1992         1994     1993     1992
                                                           (millions)

 Electronics         $2,867    $2,949     $1,008     $82       $66    $ 61        $ 126     $146      $ 82
 Space                2,506     1,598        832      97        65      42          100       85        43
 Information          1,289     1,162        271      23        23      19           37       52        42
 Services               203       218         32       4         2       1            3        3         1
 Materials              482       464        419      52        54      50           39       35        40
 Energy and Other       236       299        198      16        13       9           32       28        13
                     ---------------------------    ----------------------         -----------------------
 Total operating
   segments           7,583     6,690      2,760     274       223     182          337      349       221

 Corporate              914     1,026        714       2         -       -            1        1         5
 Investments             41        29        125       -         -       -            -        -         -
                     ---------------------------    ----------------------         -----------------------
 Total               $8,538    $7,745     $3,599    $276      $223    $182         $338     $350      $226
                     ===========================    ======================         =======================




Description of Industry Segments

The Corporation operates in the following principal business segments:

Electronics Group is engaged in the design, development, engineering and production of high-performance electronic systems for undersea, shipboard, land-based and airborne applications. Major product lines include advanced technology missiles, night navigation and targeting systems for aircraft; submarine and surface ship combat systems; airborne, ship- and land-based radar; control systems; ordnance; and aircraft component manufacturing and assembly.

Space Group is engaged in the design, development, engineering and production of civil, commercial and military space launch vehicles, satellites, spacecraft and space- and ground-based strategic systems; surface- and space-based information and communications systems; and the Space Shuttle External Tank and associated electronics and instrumentation.

Information Group is engaged in the design, development, integration and operation of information systems, including simulation and automated test systems and image processing, for government and commercial applications.

Services Group provides technical and management services, including engineering, operation and maintenance of radar, telemetry communications and instrumentation systems, training and manufacturing assembly - for government and industry.


                             30 of 31

   Martin Marietta Corporation and Subsidiaries

Note R: Industry Segments (continued)

Materials is comprised of aggregates operations principally engaged in producing and selling crushed stone, sand and gravel, primarily for highways and general construction, and magnesia specialties operations, which produce and sell refractory materials and other magnesia products used in steel production, chemical processing purification and other industrial applications.

Energy and Other operations consist of the Corporation's activities associated with the U.S. Department of Energy research, fabrication, assembly and technology transfer operations; real estate subsidiaries in Florida and Maryland; research laboratories; and other miscellaneous activities.

Corporate assets consist principally of cash and cash equivalents, deferred tax assets and general corporate properties and, in 1992, benefit plan trusts.

The Corporation is the managing contractor for Department of Energy facilities in Tennessee, Kentucky, Ohio, Florida, New Mexico, California and New York. The contractual arrangements provide for the Corporation to be reimbursed for the cost of operations and receive a fee for performing management services. The Corporation reflects only the management fee in its sales and earnings for these government-owned facilities. In addition, applicable employee benefit plans are separate from the Corporation's plans.

Sales made directly or under subcontract to the U.S. Government amounted to approximately $3.36 billion in 1994, $3.55 billion in 1993 and $1.75 billion in 1992 for Electronics; $2.74 billion in 1994, $3.20 billion in 1993 and $3.04 billion in 1992 for Space; $1.44 billion in 1994, $1.08 billion in 1993 and $360 million in 1992 for Information; and $357 million in 1994, $341 million in 1993 and $65 million in 1992 for Services.

Goodwill and intangible amortization was $44 million in 1994 and $35 million in 1993 for Electronics, $33 million in 1994 and $19 million in 1993 for Space, $27 million in 1994 and $20 million in 1993 for Information, $5 million in 1994 and $4 million in 1993 for Services and $3 million in 1994 and 1993 for Materials.

See the Net Sales and Operating Profit by Industry Segment table included in the Analysis of Financial Condition and Operating Results for sales and operating profit data for each reportable segment.

                             31 of 31